FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-14422

                          Riverchase Investors I, Ltd.
             (Exact name of registrant as specified in its charter)

         2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203
                                 205-250-8700
   (Address,     including zip code, and telephone number,  including area code, of registrant's principal executive offices)

                          Units of Limited Partnership
            (Title of each class of securities covered by this Form)

          __________________________None___________________________
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]         Rule   12h-3(b)(1)(ii)   [  ]
          Rule 12g-4(a)(1)(ii)    [  ]        Rule   12h-3(b)(2)(i)    [  ]
          Rule 12g-4(a)(2)(i)     [  ]        Rule   12h-3(b)(2)(ii)   [  ]
          Rule 12g-4(a)(2)(ii)    [  ]        Rule 15d-6               [  ]
          Rule 12h-3(b)(1)(i)     [X]

      Approximate number of holders of record as of the certification or notice date:

            None

      Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934
Riverchase Investors I, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 10, 1998         BY:   /s/ Thomas H. Lowder
                                          Thomas H. Lowder
                                          General Partner
                                          Attorney-in-Fact